Exhibit 99.1

TO BUSINESS AND MEDICAL EDITORS:

VistaCare Reports Second Quarter Results

Company Increases Accrual for Medicare Cap Reserve and Updates 2004 Guidance
Sales & Marketing Hiring Plan Exceeds Targets
New Program Development Accelerated to Spur Admissions Growth
Strategic Alliance Agreement Signed with Benchmark Assisted Living

     SCOTTSDALE, Ariz., Aug. 5 /PRNewswire-FirstCall/ — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the second quarter ended June 30, 2004. Results for the quarter were impacted by the Company’s decision to accrue $6.2 million in the quarter for its Medicare cap reserve (Cap) as well as increased SG&A expenses associated with growth of the company’s sales organization. During the quarter, the company also accelerated its new program development activities. In addition, the company announced the signing of a preferred provider agreement with Benchmark Assisted Living LLC, one of the premier providers of assisted living services in New England, designed to foster future patient referrals.

     Net patient revenue for the quarter was $48.1 million, up 4 percent from $46.1 million in the second quarter of 2003. The company reported a net loss for the quarter of $1.8 million, or $0.11 per share, compared with net income of $3.8 million, or $0.23 per share, for the second quarter of 2003. Net income was impacted by the $6.2 million accrual for the Cap reserve and by a 29 percent increase in sales and marketing compensation as compared to the quarter ended March 31, 2004. Finally, net income was also impacted by the increase in the annualized effective tax rate of 39 percent as compared with 20 percent for the second quarter of 2003.

     Cash flow from operations was $11.2 million for the second quarter of 2004, compared with $6.4 million for the second quarter of 2003. As of June 30, 2004, VistaCare had $66 million in cash and cash equivalents and virtually no debt.

     Average daily census increased 14 percent to 5,216 for the quarter ended June 30, 2004 as compared with 4,569 for the quarter ended June 30, 2003. Average daily census was 5,144 for the quarter ended March 31, 2004. VistaCare’s admissions for the quarter ended June 30, 2004 were 3,754 compared with 3,919 for the second quarter of 2003 and 3,842 for the first quarter of 2004. Admissions were impacted by the company’s initiatives to reduce exposure to Cap as well as delays in various initiatives intended to increase patient admissions. The average length of stay per patient for the quarter ended June 30, 2004 was 114 days, 33 day median, compared with 88 days, 26 day median, for the second quarter of 2003 and 108 days, 33 day median, for the first quarter of 2004.

     “Earlier this year, we implemented an aggressive plan designed to re-establish VistaCare’s admissions growth and significantly reduce our Cap exposure by 2005,” said Richard R. Slager, Chairman, President and Chief Executive Officer. “During the second quarter, we accelerated our sales organization growth and new program development, which impacted our bottom line in the second quarter, and will continue to do so, to an even greater extent, for the balance of the year. We believe these actions are the right ones for this company to take for the long-term benefit of all our stakeholders.

     “The foundation of our plan is to increase admissions, with a particular focus on a balanced patient mix, through a variety of initiatives. In June, we created a new position of Vice President of Sales to drive this critical aspect of our strategy. We’ve built sales management significantly by adding to the field sales organization and now have 135 Directors of Professional Relationships and 21 site-level Sales Managers and 28 Nurse Liaisons, all who contribute to our marketing efforts. We are continuing to recruit highly qualified candidates to pursue future admissions growth.

     “Another initiative to build admissions is new program development and during the quarter we significantly expanded the development of new programs,” continued Mr. Slager. “We’ve moved from three new programs under development in the first quarter to nine that are now in the pipeline. Some of these new programs will expand our service area in markets where we’ve determined our current programs have reached maturity from an admissions growth perspective. However, only three of our new programs in development are currently accepting patients. One new program that was already under development during the first quarter in Roswell, New Mexico was licensed in the second quarter.

     “We made progress in our other growth initiatives, especially those focused on major metropolitan programs. During the quarter we signed a preferred provider agreement with Benchmark Assisted Living, one of New England’s leading providers of high quality assisted living services. Through this type of agreement, along with the previously announced agreements with American Retirement Communities, GE Patient Channel and WebMD, we believe we are positioned to build deep patient referral relationships that will play a long term role in our growth,” Mr. Slager added.

     “Our initiative to build patient referrals from hospitals should also help to reduce our exposure to Cap, but is taking more time to execute than we originally anticipated. The feedback we’re receiving is positive, but the actual number of referrals from these sources has been disappointing so far.

     “Delays in ramping up the size of our sales force and achieving increased referrals from our hospital relationships, as well as an unforeseen continuation of the lengthening patient stay as our cancer patient mix dropped to 25 percent, have combined to alter our expectations regarding our Cap exposure for 2004. We have accrued an additional $6.2 million in reserves for the second quarter and expect to accrue an additional $3.5 million in the third quarter of this year based on current estimates of admissions and lengths of stay,” said Mr. Slager.

     “The decision to increase the reserve for Medicare cap exposure was made without the benefit of much visibility of 2003 fiscal year Cap assessments,” said Mark E. Liebner, Chief Financial Officer. “To date, only 19 of the company’s 35 provider numbers have received letters from our Medicare fiscal intermediary regarding the company’s Cap exposure for the fiscal year ended October 31, 2003 and only one of those letters sought to assess the company.

     “As a result of the foregoing developments,” Mr. Liebner continued, “the company is updating its guidance regarding 2004 financial results. We expect net patient revenue, prior to reductions for Cap accrual, to increase by 13 to 18 percent over 2003, based on our revised estimate of organic ADC growth of between 10 and 15 percent. We currently estimate that we will be required to accrue an aggregate of $12 to $15 million for the Cap reserve in 2004, $5 to $8 million of which we expect to accrue in the second half of 2004. Assuming this level of Cap accrual, a 39 percent effective tax rate for the second half of 2004, $3 to $4 million of additional costs associated with the initiatives previously described and Medicare and Medicaid hospice reimbursement rates increases and reimbursement practices continuing in accordance with recent historical trends, our expectation is that earnings per diluted share will be between $0.15 and $0.30 for the full year 2004,” concluded Mr. Liebner.

Conference Call

     The Company will host a conference call and webcast on August 6, 2004 at 8:30 a.m. ET (5:30 a.m. PT) to discuss the Company’s second quarter results, current corporate developments and the outlook for the remainder of 2004. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-262-2131 for international participants.

     A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 9:00 p.m. EDT on Sunday, August 15, 2004. The replay can be accessed by dialing 800-405-2236, Passcode 11003085# for domestic callers and 303-590-3000, Passcode 11003085# for international callers. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available at www.vistacare.com.

About VistaCare

     VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Forward-Looking Statements:

     Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census, earnings per diluted share, Cap accruals and effective tax rate, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “expectations” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

     CONTACT: Mark Liebner, Chief Financial Officer of VistaCare, +1-480-648-8778, or ir@vistacare.com; or investors, Douglas Sherk, dsherk@evcgroup.com, or Jennifer Beugelmans, +1-415-896-6820, or media, Sheryl Seapy, sseapy@evcgroup.com, all of EVC Group, for VistaCare.

VISTACARE, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	June 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,585	$47,193
Patient accounts receivable, net	18,038	24,266
Patient accounts receivable room & board, net	8,979	10,041
Deferred tax assets	8,136	5,488
Prepaid expenses and other current assets	3,990	3,679
Total current assets	105,728	90,667
Equipment, net	4,946	4,537
Goodwill, net of amortization	20,564	20,564
Other assets	6,289	6,453
Total assets	$137,527	$122,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,741	$338
Accrued expenses	39,206	30,321
Current portion of capital lease obligations	41	88
Total current liabilities	41,988	30,747
Deferred tax liability-noncurrent	3,399	3,398
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,135,235 and 15,967,281 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	161	159
Additional paid-in capital	105,125	103,253
Deferred compensation	(790)	(1,024)
Accumulated deficit	(12,356)	(14,312)
Total stockholders’ equity	92,140	88,076
Total liabilities and stockholders’ equity	$137,527	$122,221

VISTACARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net patient revenue	$48,069	$46,050	$101,718	$88,050
Operating expenses:
Patient care expenses	$33,202	$27,713	$64,286	$51,799
General and administrative expenses, exclusive of stock based compensation charges reported below	$16,565	$13,142	$31,726	$26,493
Depreciation and amortization	$955	$370	$1,918	$714
Stock based compensation	$76	$102	$158	$1,149
Total operating expenses	$50,798	$41,327	$98,088	$80,155
Operating income (loss)	$(2,729)	$4,723	$3,630	$7,895
Non-operating income (expense)
Interest income	$113	$108	$212	$209
Interest expense	$(19)	$(29)	$(49)	$(77)
Other expense	$(11)	$(36)	$(30)	$(51)
Total non-operating income (expense)	$83	$43	$133	$81
Net income before income taxes	$(2,646)	$4,766	$3,763	$7,976
Income tax expense (benefit)	$(895)	$944	$1,807	$1,330
Net income (loss)	$(1,751)	$3,822	$1,956	$6,646
Net income (loss) per common share:
Basic	$(0.11)	$0.24	$0.12	$0.43
Diluted	$(0.11)	$0.23	$0.12	$0.40
Weighted average shares outstanding:
Basic	16,167	15,633	16,112	15,595
Diluted	16,167	16,913	16,867	16,800

VISTACARE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)

	June 30,	June 30,
	2004	2003
Operating activities
Net income	$1,956	$6,646
Depreciation and amortization	1,821	714
Deferred compensation	158	1,149
Deferred tax assets	232	—
Loss on disposal of assets	—	23
Changes in Operating Assets & Liabilities
Accounts receivable, net	7,291	(2,185)
Prepaid insurance and other current assets	(2,535)	(3,296)
Accounts payable & accrued expenses	11,244	4,692
Net cash provided by operating activities	20,167	7,743
Investing activities
Capital expenditures	(1,164)	(1,178)
Internally developed software expenditures	(616)	(1,019)
Other assets	(286)	(444)
Net cash used in investing activities	(2,066)	(2,641)
Financing activities
Option exercise	1,291	519
Secondary expenses	—	(191)
Net cash provided by financing activities	1,291	328
Net increase in cash and cash equivalents	19,392	5,430
Cash and cash equivalents, beginning of period	47,193	39,104
Cash and cash equivalents, end of period	$66,585	$44,534

SOURCE	VistaCare, Inc.

-0-	08/05/2004

     /CONTACT: Mark Liebner, Chief Financial Officer of VistaCare, +1-480-648-8778, or ir@vistacare.com; or investors, Douglas Sherk, dsherk@evcgroup.com, or Jennifer Beugelmans, +1-415-896-6820, or media, Sheryl Seapy, sseapy@evcgroup.com, all of EVC Group, for VistaCare/

     /Web site: http://www.vistacare.com /

     (VSTA)

CO: VistaCare, Inc.
ST: California
IN: MTC HEA BIO
SU: ERN CCA ERP